Exhibit 99.1

National Holdings Corporation Reports Financial Results for the Fiscal 2019 Third Quarter

NEW YORK, NY, August 15, 2019 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the 2019 fiscal third quarter.

Financial Highlights:

■	Revenue of $50.8 million, up $4.1 million, or 9%, from the $46.7 million recorded in the fiscal 2019 second quarter.

■	Net income of $0.2 million compared to a net loss of $2.8 million for the 2019 fiscal second quarter.

■	Quarterly adjusted EBITDA recovered as expected to $2.0 million from the ($2.1) million adjusted EBITDA recorded in the fiscal 2019 second quarter.

■	Cash and cash equivalents of $30.7 million and no debt as of June 30, 2019 versus $33.6 million as of the fiscal year-end 2018.

■	Equity of $49.3 million as of June 30, 2019, versus $46.9 million as of September 30, 2018.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “We are pleased with our results for the quarter, with fiscal Q3 Investment Banking and Investment Advisory revenue rebounding as expected and finishing up strong. Many of our businesses performed extremely well for the quarter, and while legal expenses are currently up, I expect this number to decline thanks to our continued initiatives in Enterprise Risk Management. When it does, the true earning power of our organization will become apparent.”

Mr. Mullen added, “We continue to broaden our platform and focus on the long-term success of National, which has allowed us to attract and expand our team with a number of high-quality advisors. Year-to-date, we have added advisors with a total of over $1 billion of represented AUM and have seen growth across our major revenue categories of investment banking, private shares, advisory and tax. Of note this year is the growth we have seen in our private shares business, as we participated in high quality deals such as Airbnb and Slack. Our funds successfully liquidated our Slack holdings at the end of this last fiscal quarter, which generated significant returns for our clients, and we remain focused on this vertical and have built a robust pipeline of future deals. We continue to strive for excellence across the entire platform and remain vigilant on costs as we focus on growing the tangible book value of our company for all of our stakeholders.”

Fiscal Third Quarter 2019 and Nine Month Financial Results

National reported fiscal third quarter revenue of $50.8 million, up from the $46.7 million recorded in the second quarter of 2019, but down from the $56.2 million recognized in the third quarter of fiscal 2018, which included a $4.5 million banking advisory fee. Most all revenue categories rebounded well from the fiscal second quarter 2019 levels that were directly affected by the U.S. Government shutdown and market volatility. In the fiscal 2019 second quarter, the shutdown impacted banking deal execution, investment management fee levels, and retail investor trading. Despite the revenue increase, expenses were down at $49.6 million versus the current year second quarter and were down $5.1 million from $54.7 million in the comparable fiscal 2018 quarter. The broadening of our platform has kept our variable cost of sales under our target ratios. As a result, net income of $0.2 million and adjusted EBITDA of $2.0 million, rebounded nicely from the ($2.8) million net loss, and ($2.1) million negative adjusted EBITDA in the second quarter of 2019.

For the nine month year to date period, total revenue declined $11.1 million, or 7%, to $155.6 million, from the $166.7 million recorded in the year-ago period. All major revenue categories with the exception of brokerage commissions and related fees increased over the prior-year period. The transactions-driven commissions category has declined due to various factors including better enterprise risk management, the redistribution of revenue to other revenue categories, early year Fed action, the December 2018 market correction, the January government shutdown, and what we see as the overall market level driven retail client trading volume reductions.

Year-to-date, total expenses have declined $3.6 million to $157 million. Across our revenue lines, our variable expense ratio remained well under our targets. Fixed and semi-fixed operating expenses have been negatively impacted year-to-date by legacy arbitration and litigation related reserves and expenses, as well as corporate legal expenses, and compensation and benefits from changes to our corporate staff. As a result, the current year net loss of $1.6 million and adjusted EBITDA of $4.2 million have declined from a comparative net loss of $9.5 million and $12.1 million of adjusted EBITDA.

Revenue

As noted above, our revenue categories have performed well both in the current quarter and year-to-date periods, with the exception of brokerage commissions and related fees. The brokerage commissions and related fees category, while down slightly from the first and second quarters, was down approximately $7.1 million from the 2018 fiscal third quarter, and down $21 million on a year-over-year comparative basis.

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Commissions and related revenue were down 6% from the second quarter of fiscal 2019 to $22.9 million, and down slightly from the $23.2 million recorded in the first quarter of the current year. The quarter declined $7.1 million from the $30.0 million in the strong 2018 third quarter, and declined approximately $20.7 million for the nine months ended June 30, 2019 compared to the comparative nine month period in fiscal 2018. Enterprise risk controls along with the company’s strategy of diversifying revenue across product lines, combined with the previously discussed early year market dislocations and retail client volume reduction, have collectively resulted in an overall decline in commission transaction revenue.

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Investment Banking rebounded as expected to $15.8 million in the current quarter, up approximately $6 million from the second quarter of 2019. While investment banking declined $2.9 million from the $18.7 million recorded in the comparative third quarter, on a year to date basis this category has increased $4.9 million, or 10%, from the nine months of fiscal 2018.

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Revenue from investment advisory increased to $7.6 million, a 37% increase over the second quarter of 2019, and a 43% increase over the third quarter of fiscal 2018. While the second quarter of 2019 was negatively impacted by market values that determine investment advisory fee billing, versus a positive impact on the current quarter, this business has continued to grow assets under management steadily and consistently over the past two years as we further diversify our assets and revenue streams. The current quarter was also positively impacted by the recognition of carried interest on the liquidation of our private shares investment in Slack Technologies. This positive performance continues when viewing year-to-date results—$18.9 million of revenue in fiscal 2019 to date compares favorably to the comparable period of fiscal 2018 at $15.8 million, a 20% increase year-over-year.

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Tax preparation and accounting revenue increased $0.2 million in the quarter to $2.7 million, up 9% from the fiscal 2018 third quarter revenue of $2.5 million. The third and fourth quarters are traditionally slower quarters for this business, however we continue to strategically acquire tax and accounting practices when opportunities arise to add revenue, earnings, clients and investment growth. On a year-to-date basis, revenue has increased to $7.6 million, up from $6.8 million in the comparable period of last year, an 11% increase year-over-year.

Expenses

Total expenses decreased to $49.6 million in the current fiscal year quarter, down $5.1 million, or 9%, over the comparative prior year quarter. Compensation and other variable expenses directly associated with revenue generation were responsible for approximately $6 million of this decrease, principally from the decline in brokerage commissions. As noted above our variable expense ratios continue to operate within our strategic goals.

The remaining increase of approximately $0.9 million over the third quarter of fiscal 2018 is due to legacy litigation and arbitration reserves and corporate legal fees. Our remaining operating expense categories changed immaterially during the quarter.

For the nine-month period, total expenses declined $3.6 million, or 2%, to $157 million versus $160.6 million a year ago. Our variable expense ratio has improved year-over-year, generating an increase in our gross margins in line with our goals and objectives. As a result of a small decline in revenue and lower cost of sales, variable expenses associated with revenue generating compensation and execution declined $11.6 million, or 9%, in the first nine months of the year.

While our non-variable operating expenses increased year-over-year $8 million, many of these operating expense categories either declined or increased immaterially which is the result of expense management initiatives that are under constant review. The overall increase is largely due to corporate legal expenses and legacy arbitration and litigation reserves that have increased operating costs approximately $4 million year-to-date. The remaining increase is due to increased compensation and benefits associated with the company’s changes to staff, increases in software licensing costs due to the upgrade of our technology platform, and amortization of intangibles due to tax and accounting firm acquisitions.

Earnings

Income before other income and income taxes totaled $1.2 million, versus a loss of $3.9 million in the second quarter of fiscal 2019, and income of $1.6 million in the fiscal 2018 third quarter. For the nine months, the loss before other income and income taxes was $1.4 million versus earnings of $6.1 million in the prior nine month period.

Net income attributable to shareholders of $0.2 million in the third quarter of fiscal 2019 declined from the $0.8 million in the comparative 2018 quarter. For the nine-month period, the net loss of $1.6 million compared to a loss of $9.5 million in the prior-year period. As in prior year quarterly results, the previously discussed fair value warrant adjustment totaled $11.2 million for the nine-month 2018 period.

The net income per share, both basic and fully diluted, was $0.02 in the fiscal third quarter of 2019, versus income per share, basic and fully diluted, of $0.07 and $0.06, respectively in the fiscal third quarter of 2018. For the nine-month periods of 2019 and 2018, the net loss per share, both basic and fully diluted, was $0.13 and $0.76.

Net income attributable to non-controlling interest in both the third quarter and year-to-date fiscal 2019 is due to National Asset Management Inc.’s (“NAM”) majority voting interest in Innovation X Management, LLC (“Innovation”), which together serve as the investment manager of an investment fund. Because NAM has the majority voting interest in Innovation, the results of operations of Innovation are included in the Company's consolidated financial statements, and the amount attributable to the other investor is recorded as a non-controlling interest. During the three and nine months ended June 30, 2019, National recognized a carried interest earned from the investment fund of $2,247,000, of which $899,000 was attributable to the non-controlling interest.

Adjusted EBITDA increased to $2.0 million in the current year quarter, from a loss of $2.1 million in the second quarter of fiscal 2019, but declined from $5.2 million in the third quarter of fiscal 2018. For the nine-month period, adjusted EBITDA totaled $4.2 million, versus $12.1 million in the prior year to date period.

Balance Sheet

As of June 30, 2019 National had $30.7 million of cash and cash equivalents, versus $33.6 million as of September 30, 2018. The Company's balance sheet remains debt free.

Conference Call Information

The Company will host a conference call today, August 15, 2019, at 8:30 AM ET, to discuss the Company’s fiscal third quarter 2019 financial results and provide a business outlook for the remainder of 2019.

In order to participate in the conference call, please call 1-800-681-1608-and provide the conference name: National Q3 Earnings Call. An audio recording of the conference call will be available for replay on the Company’s website at www.yournational.com, for a period of 30 days after the call.

Non-GAAP Measures

The Non-GAAP measures shown in this release exclude various items detailed further below.

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National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization and unrealized gain/loss on the firm’s warrant portfolio.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With over 1000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services Inc. (formerly Gilman Ciocia, Inc.) and GC Capital Corporation. Formed as a holding company in 1999, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including investor confidence may weaken, negatively affecting brokerage services revenue, investment banking revenue may be negatively affected if market conditions worsen, the value of our carried interest may decline prior to being recognized and other risks described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:

Email: ir@yournational.com

Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2019 (Unaudited)	September 30, 2018
ASSETS
Cash	$25,331,000	$27,920,000
Restricted cash	1,159,000	1,353,000
Cash deposits with clearing organizations	336,000	336,000
Securities owned, at fair value	7,589,000	7,786,000
Receivables from broker-dealers and clearing organizations	3,252,000	3,967,000
Forgivable loans receivable	1,511,000	1,567,000
Other receivables, net	6,234,000	4,265,000
Prepaid expenses	4,789,000	4,065,000
Fixed assets, net	4,538,000	2,671,000
Intangible assets, net	5,734,000	4,730,000
Goodwill	5,153,000	5,153,000
Deferred tax asset, net	4,166,000	4,192,000
Other assets, principally refundable deposits	684,000	444,000
Total Assets	$70,476,000	$68,449,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Securities sold, but not yet purchased, at fair value	$1,000	$—
Accrued commissions and payroll payable	11,267,000	12,862,000
Accounts payable and accrued expenses	8,815,000	8,019,000
Deferred clearing and marketing credits	419,000	576,000
Other	708,000	57,000
Total Liabilities	21,210,000	21,514,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at June 30, 2019 and September 30, 2018; 13,064,964 shares issued and outstanding at June 30, 2019 and 12,541,890 shares issued and outstanding at September 30, 2018	261,000	250,000
Additional paid-in-capital	89,662,000	86,510,000
Accumulated deficit	(41,556,000)	(39,825,000)
Total National Holdings Corporation Stockholders’ Equity	48,367,000	46,935,000
Non-controlling interest	899,000	—
Total Stockholders’ Equity	49,266,000	46,935,000

Total Liabilities and Stockholders’ Equity	$70,476,000	$68,449,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended June 30,		Nine Month Period Ended June 30,
	2019	2018	2019	2018
Revenues
Commissions	$21,434,000	$28,397,000	$65,246,000	$85,422,000
Net dealer inventory gains (losses)	167,000	(1,263,000)	933,000	2,402,000
Investment banking	15,824,000	18,733,000	52,692,000	47,812,000
Investment advisory	7,577,000	5,281,000	18,949,000	15,811,000
Interest and dividends	1,434,000	772,000	4,430,000	2,003,000
Transaction fees and clearing services	1,465,000	1,605,000	5,202,000	5,680,000
Tax preparation and accounting	2,675,000	2,445,000	7,572,000	6,835,000
Other	199,000	267,000	559,000	697,000
Total Revenues	50,775,000	56,237,000	155,583,000	166,662,000

Operating Expenses
Commissions, compensation and fees	42,077,000	48,555,000	132,120,000	141,462,000
Clearing fees	492,000	451,000	1,781,000	1,772,000
Communications	720,000	857,000	2,239,000	2,429,000
Occupancy	966,000	738,000	2,872,000	2,834,000
License and registration	934,000	861,000	2,260,000	2,028,000
Professional fees	1,130,000	1,077,000	4,848,000	3,047,000
Interest	8,000	25,000	26,000	30,000
Depreciation and amortization	461,000	387,000	1,320,000	1,145,000
Other administrative expenses	2,773,000	1,727,000	9,484,000	5,839,000
Total Operating Expenses	49,561,000	54,678,000	156,950,000	160,586,000
Income (Loss) before Other Income (Expense) and Income Taxes	1,214,000	1,559,000	(1,367,000)	6,076,000

Other Income (Expense)
Change in fair value of warrant liability	—	—	—	(11,194,000)
Other income (expense)	6,000	(146,000)	18,000	90,000
Total Other Income (Expense)	6,000	(146,000)	18,000	(11,104,000)
Income (Loss) before Income Taxes	1,220,000	1,413,000	(1,349,000)	(5,028,000)

Income tax expense (benefit)	88,000	601,000	(652,000)	4,452,000
Net Income (Loss)	1,132,000	812,000	(697,000)	(9,480,000)

Net income attributable to non-controlling interest	(899,000)	—	(899,000)	—
Net income (loss) attributable to National Holdings Corporation common shareholders	$233,000	$812,000	$(1,596,000)	$(9,480,000)

Net income (loss) per share attributable to National Holdings Corporation common shareholders - Basic	$0.02	$0.07	$(0.13)	$(0.76)
Net income (loss) per share attributable to National Holdings Corporation common shareholders - Diluted	$0.02	$0.06	$(0.13)	$(0.76)

Weighted average number of shares outstanding - Basic	12,931,660	12,490,539	12,751,712	12,461,776
Weighted average number of shares outstanding - Diluted	13,251,379	13,899,374	12,751,712	12,461,776

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to common shareholders, as reported	$233,000	$812,000	$(1,596,000)	$(9,480,000)
Interest expense	8,000	25,000	26,000	30,000
Income taxes	88,000	601,000	(652,000)	4,452,000
Depreciation	168,000	158,000	509,000	487,000
Amortization	293,000	229,000	811,000	658,000
EBITDA	790,000	1,825,000	(902,000)	(3,853,000)
Non-cash compensation expense	720,000	929,000	3,522,000	1,605,000
Change in fair value of warrant liability	—	—	—	11,194,000
Forgivable loan amortization	167,000	164,000	500,000	474,000
Unrealized loss (gain) on the firm's warrant portfolio	343,000	2,254,000	$1,065,000	$2,723,000
EBITDA, as adjusted	$2,020,000	$5,172,000	$4,185,000	$12,143,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization and unrealized loss (gain) on the firm’s warrant portfolio.